环球律师事务所
GLOBAL LAW OFFICE

北京市朝阳区建国路81号华贸中心
1号写字楼15层&20层 邮编: 100025
15 & 20/F Tower 1, China Central Place,
No. 81 Jianguo Road Chaoyang District,
Beijing 100025, China
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传真/F. (86 10) 6584 6666
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BEIJING | SHANGHAI | SHENZHEN | CHENGDU

April 15 , 2025

Cheetah Mobile Inc.
Building No. 11
Wandong Science and Technology Cultural Innovation Park
No.7 Sanjianfangnanli
Chaoyang District, Beijing 100124
People's Republic of China

Dear Sirs,

We hereby consent to the reference of our name under the headings "Item 3. Key Information—D. Risk Factors", "Item 4. Information on the Company—B. Business Overview—Regulations" and "Item 4. Information on the Company—C. Organizational Structure" in Cheetah Mobile Inc.'s Annual Report on Form 20-F for the year ended December 31, 2024 (the "**Annual Report**"), which will be filed with the Securities and Exchange Commission (the "**SEC**") in the month of April 2025, and further consent to the incorporation by reference into the Registration Statement on Form S-8 (No. 333-199577) filed with the SEC on October 24, 2015 of the summary of our opinions and advice under the headings "Item 3. Key Information—D. Risk Factors," "Item 4. Information on the Company—B. Business Overview—Regulation" and "Item 4. Information on the Company—C. Organizational Structure" in the Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

北京市环球律师事务所 GLO BEIJING GLOBAL LAW OFFICE

Global Law Office